EXHIBIT 10.7
                              EMPLOYMENT AGREEMENT

     Employment Agreement (the "Agreement"), dated December 23, 1996, by and between The Forefront Group, Inc., a Delaware corporation (the "Company"), and David Sikora ("Employee").

     In consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

     Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

     Section 2. Duties. Employee shall serve as the President and Chief Executive Officer of the Company. Employee agrees to devote his full time and best efforts to the performance of his duties to the Company.

     Section 3. Term. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall commence on October 1, 1996 ("Commencement Date") and terminate December 31, 1998, and shall be automatically renewed thereafter for successive one year terms unless either party gives to the other written notice of termination no fewer than sixty (60) days prior to the expiration of any such term that it does not wish to extend this Agreement.

     Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

               (a) Base Salary. Commencing on October 1, 1996 Employee shall be entitled to receive a salary of $16,667 per month, provided that the increase in salary as compared to Employee's current salary for the remainder of 1996 may be withheld and paid as a bonus to Employee in Employee's discretion.

               (b) 1996 Bonus. Employee shall be paid his accrued bonus for the first nine months of 1996, in the amount of $36,750, upon execution of this Agreement. In addition, Employee shall be eligible for a bonus of $25,000 for the fourth quarter of 1996, payable 50% in the sole discretion of the Compensation Committee of the Board of Directors and 50% on the achievement of $5,000,000 of revenues for the fourth quarter of 1996.

               (c) 1997-1998 Bonus. Commencing on January 1, 1997, Employee shall be eligible to receive an annual cash bonus in an amount equal to up to 50% of his base salary payable one-half in the sole discretion of the Compensation Committee of the Board of Directors, and one-half based upon the accomplishment, in the Board's reasonable opinion, of the milestones specified on Exhibit A hereto. Such bonus shall be


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          paid, when and if declared or earned, on a semi-annual basis.

               (d) Stock Options.

                    (i) The Company  shall grant  Employee an option to purchase
               100,000 shares of the Company's Common Stock consistent with the terms of the 1996 Non-Qualified Stock Option Plan adopted by the Company and the provisions of Section 7 hereof. Such options will vest over a period of three years. In addition, fifty percent of all options currently held by Employee which are unvested shall be vested.

                    (ii) Benefits. During the term of this Agreement, the Company shall continue to pay the entire premium on health insurance coverage under the Company's sponsored health insurance plan for the Employee and his family, and the entire premium on a $1,000,000 life insurance policy on the Employee's life, with proceeds payable to a beneficiary designated by Employee. In addition, during the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate Company committee with respect to programs calling for such approval or grants.

     Section 5. Expenses. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

     Section 6. Termination. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the term specified in
Section 3 hereof and any renewals of such term, except that the employment of Employee hereunder will terminate earlier in the following manner:

               (a) Death or Disability. Immediately upon the death of Employee during the term of his employment or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to a physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 60 consecutive business days;

               (b) For Cause. For "Cause" immediately upon written notice by the


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          Company to Employee.  For purposes of this  Agreement,  a  termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii)
          Employee   willfully  engages  in  gross  misconduct   materially  and
          demonstrably injurious to the Company or (iii) Employee has been convicted of a felony; or

               (c) Without Cause. Subject to the terms provided in the following
          paragraph,   the  Company  may  terminate  Employee's  employment  for
          whatever reason it deems appropriate.

     Employee will not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Subsections 6(a)-(b) or in the event that Employee voluntarily leaves the employment of the Company except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. In the event Employee's employment with the Company is terminated by the Company for reasons other than any of the reasons enumerated in Subsections 6(a)-(b) above, the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance pay in the amount of Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment for 12 months after the termination of Employee's employment (the "Separation Payment Period"), which severance pay will be paid by the Company in equal monthly payments in arrears or in full at time of termination, at Employee's discretion. The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

     Section 7. Effect of Termination on Options. If this Agreement is terminated by the Company pursuant to Section 6(c) above, (i) the options that are vested as of the date of termination shall remain exercisable for a period of twelve months after the date of termination or such longer period as is provided in such agreements and (ii) the options that would have vested during the twelve months following termination shall vest upon termination, remain exercisable for a period of twelve months after the date of termination and expire at the end of such twelve month period or such longer period as is provided in such agreements. If Employee's employment with the Company ends for any other reason Employee's options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements.

     Section 8. Change in Control Termination Payment.

               (a) Change in Control Payment.

                    (i)  Amount.   Notwithstanding   anything  to  the  contrary
               contained  in

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               Section  7  hereof,  in the  event of a Change  in Control (as defined in subsection 8(b) hereof) of the Company occurring among the term of this Agreement regardless of whether Employee's employment with the Company terminates for any reason (other than death) following a Change In Control, the Company will pay Employee a lump sum payment (the "Change in Control Payment") in cash equal to one times the sum of the items in the following subsections (I) through (VI):

                         (I) Employee's annual base  compensation  determined by
                    reference to his base salary in effect immediately prior to the Change In Control;

                         (II) the  maximum  bonus that  Employee  could  receive
                    under any management incentive bonus plan of the Company for the year in which the Change In Control occurs, assuming all incentives and financial targets were achieved that are necessary to require payment of the largest bonus amount by the Company to Employee; provided that the maximum bonus under this subsection 8(a)(i)(II) will not be less than 50% of the amount specified under subsection 8(a)(i)(I) hereof;

                         (III) the amount of Employee's  base salary accrued but
                    unpaid from the last monthly payment date to the date of the Change in Control;

                         (IV) expense  reimbursement  under Section 5 hereof for
                    expenses incurred in the performance of his duties hereunder prior to the Change in Control of his employment with the Company; and

                         (V) any other  benefits  accrued  but  unpaid as of the
                    date of such Change in Control.

                    (ii) Time for Payment  Interest.  The  Company  will pay the
               Change in Control Payment to the Employee concurrent with the Change in Control. The Company's obligation to pay to Employee any amounts under this Section 8, including without limitation the Change in Control Payment, will bear interest at the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded daily.

                    (iii) Payment  Authority.  Any officer of the Company (other than Employee) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of the Company to satisfy the Company's obligations to pay all amounts due to Employee under this Section 8.


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                    (iv) Termination. The Company's obligation to pay the Change in Control Payment will not be affected in the event that or by the manner in which Employee's employment with the Company is terminated. Without limiting the generality of the foregoing, the Company will be obligated to pay the Change in Control Payment regardless of whether Employee's termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect at the time of the Change In Control, or due to Employee's retirement or disability. Employee's notice of his termination of employment in connection with a Change In Control may be made by any means.

               (b) Change in Control. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 13(d)(2) of the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board of Directors of the Company for any reason, unless the election, or the nomination for election by the Company's shareholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

               (c) Arbitration. Any controversy or claim arising out of or relating to this Section 8, or the breach thereof, will be settled exclusively by arbitration in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

               (d) No Right to Continued Employment. This Section 8 will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

     Section 9. Confidential Information. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special


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and unique assets of the Company and its affiliates.  Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

     Section 10. Noncompetition. Until one year after termination of Employee's employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which (A) relate to the products and business of the Company at the time of the Change In Control (the "Designated Industry") and (B) were either conducted by the Company prior to Employee's termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer or employee of an entity engaged in the Internet or software industry whose business operations are not competitive with those of the Company. Employee will continue to be bound by the provisions of this Section 10 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 10 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

     Section 11. General.

               (a) Notices. Except as provided in Section 8(a) hereof, all notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 12(a):



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          If to the Company, to:                      with a copy to:

          The Forefront Group, Inc.                  Jeffrey R. Harder,
          1330 Post Oak Boulevard                    VP & General Counsel
          Suite 1300                                 The ForeFront Group, Inc.
          Houston, Texas 77056                       1330 Post Oak Boulevard,
                                                     Suite 1300
                                                     Houston, Texas 77056

          If to Employee, to:

          David Sikora
          1102 Glourie Drive
          Houston, Texas 77055

               (b) Withholding; No Offset. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

               (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 9 and 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

               (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

               (f) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

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               (g)  Counterparts.  This  Agreement  may be  executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

               (h) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

               (i) Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

               (j) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

               (k) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereinafter signed by each of the parties hereto.

               (l) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     EXECUTED as of the date and year first above written.


THE FOREFRONT GROUP, INC.

By: /s/ G. Anthony Gorry

Its: Chairman of the Board



EMPLOYEE: /s/ David Sikora


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